Exhibit 3.5
CERTIFICATE OF MERGER
OF
ALL AMERICAN PET COMPANY INC.,
a New York corporation
INTO
ALL AMERICAN PET COMPANY, INC.,
a Maryland corporation
UNDER SECTION 907 OF THE NEW YORK BUSINESS CORPORATION LAW
1.	(a) The name of each constituent corporation is as follows:
All-American Pet Company Inc., a New York corporation
All American Pet Company, Inc., a Maryland corporation
(b) The name of the surviving corporation is:
All American Pet Company, Inc., a Maryland corporation
2.	As to each constituent corporation, the designation and number of outstanding shares of each class and series and the voting rights thereof are as follows:

a.	Name of Corporation: All-American Pet Company Inc., a New York corporation
Designation and number of shares in each class or series outstanding:
60 shares of common stock, no par value
56,500 shares of Series A Preferred Stock, $.001 par value
Class or series of shares entitled to vote:
Common Stock
Shares entitled to vote as a class or series
None
b.	Name of Corporation: All American Pet Company, Inc., a Maryland corporation
Designation and number of shares in each class or series outstanding:
None
Class or series of shares entitled to vote:
Common Stock
Shares entitled to vote as a class or series
None

3.	The merger was adopted by each constituent New York domestic corporation in the following manner:

As to All-American Pet Company Inc., a New York corporation, by the written consent of the shareholders given in accordance with Section 615 of the Business Corporation Law, written notice having been duly given to nonconsenting shareholders as and to the extent required by such Section.

4.	The merger is permitted by the laws of the jurisdiction of each constituent foreign corporation and is in compliance therewith. Each constituent foreign corporation has complied as follows:

All American Pet Company, Inc., a Maryland corporation has complied with the applicable provisions of the laws of the State of Maryland under which it is incorporated, and this merger is permitted by such laws.

5.	The surviving corporation is to be All American Pet Company, Inc., a corporation of the State of Maryland incorporated on the 4th day of January, 2006, and which has not filed an application for authority to do business in the State of New York and will not do business in the State of New York until such application has been filed.

6.	The date when the certificate of incorporation of All-American Pet Company Inc., a New York corporation was filed by the Department of State was the 14th day of February, 2003.

7.	All American Pet Company, Inc., a Maryland corporation agrees that it may be served with process in the State of New York in any action or special proceeding for the enforcement of any liability or obligation of any constituent corporation, previously amendable to suit in the State of New York, and for the enforcement under the Business Corporation Law, of the right of shareholders of any constituent domestic corporation to receive payment for their shares against the surviving consolidated corporation; and it designates the Secretary of State of New York as its agent upon whom process may be served in the manner set forth in paragraph (b) of Section 306 of the Business Corporation Law, in any action or special proceeding. The post office address to which the Secretary of State shall mail a copy of any process against it served upon it is 16501 Ventura Blvd., Suite 514, Encino, California 91436.

8.	All American Pet Company, Inc., a Maryland corporation agrees that, subject to the provision of Section 623 of the Business Corporation Law, it will promptly pay to the shareholders of each constituent New York corporation the amount, if any, to which they shall be entitled under the provisions of the Business Corporation Law, relating to the right of the shareholders to receive payment for their shares.

9.	Each constituent domestic corporations hereby certifies that all fees and taxes (including penalties and interest) administered by the Department of Taxation and Finance of the State of New York which are now due and payable by each constituent domestic corporation have been paid and that a cessation franchise tax report (estimated or final) through the anticipated date of the merger (or consolidation) has been filed by each constituent domestic corporation. The said report, if estimated, is subject to amendment.

All American Pet Company, Inc., a Maryland corporation hereby agrees that it will within 30 days after the filing of the certificate of merger file the cessation franchise tax report, if an estimated report was previously filed, and promptly pay to the Department of Taxation and Finance of the State of New York all fees and taxes (including penalties and interest), if any, due to the Department of Taxation and Finance by each constituent domestic corporation.

ALL AMERICAN PET COMPANY INC., a New York corporation

By:

Name:

Title:

ALL AMERICAN PET COMPANY, INC., a Maryland corporation

By:

Name:

Title: